Subsidiaries of Confluent, Inc.

The following is a list of subsidiaries of Confluent, Inc. as of December 31, 2025:

Name of Subsidiary	Jurisdiction of Organization

Confluent Australia Pty Limited	Australia
Confluent Brazil Ltda.	Brazil
Infinitem Canada Ltd.	Canada
Confluent Czech Republic S.R.O.	Czech Republic
Confluent France SAS	France
Confluent Germany GmbH	Germany
Confluent Hong Kong Ltd	Hong Kong
Confluent India Private Limited	India
Confluent Ireland Software Limited	Ireland
Confluent Israel Ltd.	Israel
Confluent Italy S.R.L.	Italy
Confluent Japan Godo Kaisha	Japan
Confluent Korea Limited	Korea, Republic of
Confluent Malaysia Sdn. Bhd.	Malaysia
Confluent Netherlands B.V.	Netherlands
Confluent Poland sp. z o.o.	Poland
Confluent Singapore Pte. Ltd.	Singapore
Confluent Spain, Sociedad Limitada	Spain
Confluent Sweden AB	Sweden
Confluent Switzerland GmbH	Switzerland
Confluent ME FZ-LLC	United Arab Emirates
Confluent Europe Ltd.	United Kingdom
Confluent Federal, LLC	United States
Confluent International, Inc.	United States
Confluent International Holdings, Inc.	United States
WarpStream Labs, Inc.	United States